Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

dated as of June 13, 2006

among

APPLETON PAPERS INC.,

Issuer,

Each of the Guarantors named herein

and

U.S. Bank National Association,

as Trustee

8 1/8% Senior Notes due 2011

This SECOND SUPPLEMENTAL INDENTURE, dated as of June 13, 2006 (this “Second Supplemental Indenture”), is among Appleton Papers Inc., a Delaware corporation (the “Company”), U.S. Bank National Association, as trustee (the “Trustee”) and each of the Guarantors listed on Schedule A attached hereto (“Guarantors”).

W I T N E S S E T H :

WHEREAS, the Company, the Trustee and the Guarantors have entered into an Indenture, dated as of June 11, 2004 (as amended, supplemented or otherwise modified and in effect from time to time, the “Indenture”), providing for the creation, execution, authentication and delivery of the 8 1/8% Senior Notes due 2011 (the “Notes”);

WHEREAS, the Company desires to supplement and amend the Indenture by modifying and deleting certain provisions thereof and by adding certain provisions thereto (collectively, the “Amendments”):

WHEREAS, the Company has obtained the consent of Holders of at least a majority in aggregate principal amount of the then outstanding Notes to the Amendments in accordance with Article 9 of the Indenture (the “Majority Noteholders”); and

WHEREAS, (i) the Company has requested that the Trustee execute and deliver this Second Supplemental Indenture pursuant to Section 9.02 of the Indenture, (ii) all requirements necessary to make this Second Supplemental Indenture a valid instrument in accordance with its terms, including the filing with the Trustee of evidence of the consent of the Majority Noteholders, have been performed, and (iii) the execution and delivery of this Second Supplemental Indenture have been duly authorized in all respects;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Trustee, for the benefit of the Holders of the Notes, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. Unless otherwise defined herein or unless the context shall otherwise require, capitalized terms used in this Second Supplemental Indenture shall have the meanings assigned to such terms in, or incorporated by reference into, the Indenture. For all purposes of this Second Supplemental Indenture, “Effective Date” shall mean the first day on which each of the Company, the Trustee and the Guarantors receives executed counterparts of this Second Supplemental Indenture.

ARTICLE II

AMENDMENTS

Section 2.01. Amendments to the Indenture. The Indenture is hereby amended, effective on the Effective Date, as follows:

(a) Section 1.01 of the Indenture is hereby amended by adding the following new defined term immediately after the definition of “Additional Notes” appearing therein:

“‘Adjusted Fixed Charge Coverage Ratio’ for any period shall mean the Fixed Charge Coverage Ratio of the Parent Entity for such period (determined on a pro forma basis as provided in the definition thereof); provided that the following adjustments shall be made in determining such Fixed Charge Coverage Ratio:

Fixed Charges shall be deemed to be increased by the amount of the Restricted Payment then being paid by the Parent Entity pursuant to Section 4.07(b)(15), as well as by the amount of all such Restricted Payments theretofore paid by the Parent Entity pursuant to said Section 4.07(b)(15) during the same fiscal quarter and during any of the three preceding fiscal quarters (it being acknowledged and agreed that the period for which such Restricted Payments are so included will differ from the period of determination for the other components of Fixed Charges for the respective period being tested).”

(b) The definition of “Code” contained in Section 1.01 of the Indenture is hereby amended by adding the phrase “(or any successor thereto)” immediately after the phrase “Code of 1986” appearing therein.

(c) The definition of “Consolidated Cash Flow” contained in Section 1.01 of the Indenture is hereby amended by (i) in clause (4) thereof, deleting the first parenthetical contained therein and inserting in lieu thereof the following new parenthetical:

“(including amortization of intangibles and the amortization of deferred debt issuance or modification costs, but excluding amortization of other prepaid cash expenses that were paid in a prior period)”,

(ii) redesignating existing clause (7) thereof as clause “(8)” and (iii) deleting clause (6) thereof and inserting in lieu thereof the following new clauses:

“(6) other non-cash charges from employee compensation expenses arising from the issuance of stock, options to purchase stock, deferrals (including if cash is paid to the ESOP trustee, to the extent such cash is used to purchase common stock of the Parent Entity and is returned to the Company) and stock appreciation rights, employer matching contributions pursuant to the ESOP (excluding any such expenses which relate to options or rights which, at the option of the holder thereof, may be settled in cash); provided that any requirement under applicable law or the ESOP Documentation that common stock of the Parent Entity be repurchased (whether at such time or in the future) shall not be construed to cause any expense as described above which would otherwise be “non-cash” to be treated as a “cash” expense; plus

(7) severance charges, restructuring charges and other similar charges that are shown in a separate line item in the Company’s financial statement or are quantified in footnotes thereto, to the extent such items were deducted in computing such Consolidated Net Income; minus”.

(d) The definition of “Consolidated Net Income” contained in Section 1.01 of the Indenture is hereby amended by adding the following new sentence immediately at the end thereof:

“Notwithstanding anything to the contrary contained above, to the extent that Consolidated Net Income for any period is reduced by fees, expenses, costs and/or charges incurred in connection with consents, amendments, modifications, waivers, repayments and/or refinancings of Indebtedness, such amounts shall be added back for purposes of determining Consolidated Net Income for the respective period.”

(e) The definition of “Fixed Charges” contained in Section 1.01 of the Indenture is hereby amended by adding the following new sentence immediately at the end thereof:

“Notwithstanding anything to the contrary contained above, to the extent Fixed Charges for any period would otherwise include any amortization of fees or expenses paid to obtain consents, modifications or waivers to outstanding Indebtedness or the documentation relating thereto, then the amortization of such amounts shall be deducted (and excluded) from Fixed Charges for such period.”

(f) Section 2.01(a) of the Indenture is hereby further amended by adding the following new paragraph immediately after the end thereof:

“Each Note issued pursuant to this Indenture shall be deemed to contain the modifications to the forms of Exhibits A-1 and A-2 hereto which have been adopted pursuant to Second Supplemental Indenture to this Indenture, and shall be entitled to increased interest at the times, and to the extent, provided in Section 2.13 hereof, notwithstanding the failure of any Note to contain such provisions.”

(g) Article 2 of the Indenture is hereby further amended by adding the following new Section 2.13 immediately after Section 2.12 thereof:

“Section 2.13. Additional Interest in Certain Circumstances.

At the time of the making of each Restricted Payment pursuant to Section 4.07(b)(15), the Company shall calculate the Adjusted Fixed Charge Coverage Ratio for the Parent Entity’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which the respective Restricted Payment is made, and shall be required to deliver a calculation thereof to the Trustee within the time period required by Section 4.04(d). So long as no Default exists as a result of a violation of said Section 4.07(b)(15), from and after the date of the delivery of any certificate pursuant to Section 4.04(d) until the date of the delivery of the next certificate pursuant to 4.04(d), if the Adjusted Fixed Charge Coverage Ratio as determined at the time of the respective Restricted Payment (and as shown in such certificate) was less than 1.5:1, the per annum interest rate otherwise applicable to the Notes shall be increased by 1% per annum in excess of the rate otherwise then in effect (i.e., the rate determined before giving effect to this Section 2.13, it being understood and agreed that rate increases pursuant to this Section 2.13 shall not be cumulative, and the maximum increase at any time pursuant to this Section 2.13 shall be limited to 1% per annum), to the extent lawful. If the Company fails to deliver any certificate required by Section 4.04(d) within the time period required thereby, then for the period from the date of required delivery of said certificate until the respective such certificate is actually delivered, the Company shall be deemed to have delivered a certificate showing an Adjusted Fixed Charge Coverage Ratio of less than 1.5:1. Notwithstanding anything to the contrary contained above, during all periods when any Default exists as a result of a violation of Section 4.07(b)(15), no additional interest shall accrue on the Notes pursuant to this Section 2.13.”

(h) Each of Exhibits A-1 and A-2 to the Indenture are hereby amended by adding as a new penultimate sentence to Section (1), or in the case of Exhibit A-2 as a new penultimate sentence to the first paragraph of Section (1), to the back of the respective Note the following new sentence:

“In addition, the Company will pay additional interest at the rates and for the periods provided in Section 2.13 of the Indenture.”

(i) Section 4.03(a) of the Indenture is hereby amended by (i) deleting the term “Company” each place it appears in clauses (1) and (2) thereof and inserting in lieu thereof the term “Parent Entity” and (ii) deleting the term “Company’s” appearing in clause (1) thereof and inserting in lieu thereof the term “Parent Entity’s”.

(j) Section 4.04 of the Indenture is hereby amended by adding the following new clause (d) immediately after clause (c) thereof:

“(d) So long as any of the Notes are outstanding, within ten (10) Business Days after the making of any Restricted Payment pursuant to Section 4.07(b)(15), the Company shall deliver to the Trustee an Officers’ Certificate showing the calculation of the Adjusted Fixed Charge Coverage Ratio of the Parent Entity after giving effect to the making of the respective Restricted Payment.”

(k) Second clause (3) of Section 4.07(a) of the Indenture is hereby amended by (i) deleting the phrase “permitted by” appearing therein and inserting in lieu thereof the phrase “made pursuant to”, (ii) deleting the phrase “and (13)” appearing therein and inserting in lieu thereof the phrase “, (13), (14) and (15)” and (iii) in clause (B) thereof, inserting immediately after the phrase “by the Parent Entity” contained therein the following phrase:

“(excluding any such proceeds received by the Parent Entity from the ESOP after January 1, 2006 to the extent same constitute proceeds of employee deferrals which are invested by the ESOP in common equity of the Parent Entity).”

(l) Section 4.07(b) of the Indenture is hereby amended by (i) in the introductory language thereof, inserting immediately after the phrase “So long as no Default has occurred and is continuing or would be caused thereby” the phrase “(except in the case of

Restricted Payments made pursuant to following clauses (14) and (15))”, (ii) deleting the word “and” appearing at the end of clause (12) thereof, (iii) deleting the period at the end of clause (13) thereof and inserting a semi-colon in lieu thereof, (iv) adding immediately after clause (13) thereof the following new clauses:

“(14) the Parent Entity may make Restricted Payments to satisfy its obligations to repurchase its common stock pursuant to the ESOP Documentation from accounts allocated to participants in the ESOP to the extent representing hardship (with “hardship” being determined in accordance with the Code and the ESOP Documentation) distributions to the participants in the ESOP in accordance with the Code and the ESOP Documentation; provided that the aggregate amount of all Restricted Payments made pursuant to this clause (14) shall not exceed $2,000,000 in any fiscal year of the Parent Entity; and the Company and its Restricted Subsidiaries may make Restricted Payments to (or on behalf of) the Parent Entity to enable it to make Restricted Payments permitted above in this clause (14); and

(15) the Parent Entity may make Restricted Payments to satisfy its obligations to repurchase its common stock pursuant to the ESOP Documentation from accounts allocated to participants in the ESOP upon (x) the election of such participants to diversify a portion of the common stock held in the account eligible for diversification under section 401(a)(28) of the Code (or any relevant successor provision) and/or (y) the death, disability, resignation, dismissal or permanent layoff of such participants; so long as the aggregate amount of the Restricted Payments then being made pursuant to this clause (15), when aggregated with all other such Restricted Payments made pursuant to this clause (15) during the same fiscal quarter and during the three immediately preceding fiscal quarters, would not exceed $45,000,000; and the Company and its Restricted Subsidiaries may make Restricted Payments to (or on behalf of) the Parent Entity to enable it to make Restricted Payments permitted above in this clause (15).”

and (iv) adding the following as the first sentence of the last paragraph of Section 4.07(b):

“For purposes of determining compliance with this Section 4.07, in the event that an item meets the criteria of more than one of the categories of permitted Restricted Payments pursuant to clauses (1) through (15) of Section 4.07(b), or may be made pursuant to Section 4.07(a) or as a Permitted Investment, the Company shall be permitted to classify such item on the date of the respective payment and will only be required to include the amount in the relevant clause or pursuant to the relevant defined term, although the Company may divide and classify an item in more than one category in any manner that complies with this Section 4.07.”

(m) Section 4.09(a) of the Indenture is hereby amended by deleting the phrase “Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters” contained therein and inserting in lieu thereof the phrase “Fixed Charge Coverage Ratio of the Parent Entity for the Parent Entity’s most recently ended four full fiscal quarters”.

(n) Section 4.16(c) of the Indenture is hereby amended by adding the following new sentence immediately at the end thereof:

“Notwithstanding anything to the contrary contained above in this clause (c), amendments, supplements or other modifications of the ESOP Documentation shall be permitted so long as the Board of Directors or an Officer of the Company determines in good faith on, or within 5 Business Days of, the date the respective amendment, supplement or modification becomes effective, that the respective such amendment, supplement or modification is not reasonably likely to result in a material adverse change in the business, financial condition or results of operations of the Company and its Subsidiaries taken as whole.”

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01. Conditions Precedent. The obligations of each of the parties hereto under this Second Supplemental Indenture shall be subject to the satisfaction (or waiver by such party) on or prior to the Effective Date of the following conditions precedent:

(a) Documents. This Second Supplemental Indenture shall be reasonably satisfactory to such party and shall, upon execution and delivery thereof, be in full force and effect.

(b) Authorization, Execution and Delivery of Agreements. This Second Supplemental Indenture and the Second Supplemental Indenture, dated as of June 13, 2006, to the Indenture governing the 9 3/4% Senior Subordinated Notes due 2014 among the Company, the guarantors named therein and U.S. Bank National Association, as trustee (the “Senior Subordinated Supplemental Indenture”) shall have been duly authorized, executed and available for delivery by each of the parties thereto (other than such party).

(c) Opinion. An Opinion of Counsel, dated the Effective Date, shall have been delivered to the Trustee, such opinion to be in form and substance reasonably satisfactory to the Trustee, in accordance with Section 12.04 of the Indenture.

(d) Officer’s Certificate. An Officer’s Certificate, dated the Effective Date, shall have been delivered to the Trustee, such Officer’s Certificate to be in form and substance reasonably satisfactory to the Trustee, in accordance with Section 12.04 of the Indenture.

ARTICLE IV

MISCELLANEOUS

Section 4.01. Ratification of Indenture. The Indenture, as supplemented by this Second Supplemental Indenture, is in all respects ratified and confirmed, and this Second Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 4.02. Severability of Provisions. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.03. Effect of Headings. The heading of the Articles, Sections, subsections, clauses and paragraphs hereof are for convenience of reference only and shall not affect the construction or interpretation of this Second Supplemental Indenture.

Section 4.04. Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but all such counterparts shall together constitute but one and the same instrument.

Section 4.05. Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SECOND SUPPLEMENTAL INDENTURE, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 4.06. Benefit of Agreement. Nothing in this Second Supplemental Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and thereunder, and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, the Second Supplemental Indenture or the Notes.

Section 4.07. Acknowledgement by Guarantors. Each of the undersigned Guarantors acknowledges and agrees to the provisions of this Second Supplemental Indenture, and agrees that its Note Guarantee shall apply to the Indenture and the Notes, each as amended hereby (including, without limitation, pursuant to Section 2.13 of the Indenture as added hereby).

IN WITNESS WHEREOF, the undersigned have caused this Second Supplemental Indenture to be duly executed as of this 13th day of June, 2006, by their respective representatives hereunto duly authorized.

APPLETON PAPERS INC.

By:	/s/ Mark R. Richards
Name:	Mark R. Richards
Title:	Chairman, President, Chief Executive
Officer and Interim Chief Financial Officer

PAPERWEIGHT DEVELOPMENT CORP.

By:	/s/ Mark R. Richards
Name:	Mark R. Richards
Title:	Chairman, President, Chief Executive
Officer and Interim Chief Financial Officer

C&H PACKAGING COMPANY, INC.

By:	/s/ Mark R. Richards
Name:	Mark R. Richards
Title:	Chairman

AMERICAN PLASTICS COMPANY, INC.

By:	/s/ Mark R. Richards
Name:	Mark R. Richards
Title:	Chairman

ROSE HOLDINGS LIMITED

By:	/s/ Mark R. Richards
Name:	Mark R. Richards
Title:	Director

BEMROSE GROUP LIMITED

By:	/s/ Mark R. Richards
Name:	Mark R. Richards
Title:	Director

THE HENRY BOOTH GROUP LIMITED

By:	/s/ Mark R. Richards
Name:	Mark R. Richards
Title:	Director

BEMROSEBOOTH LIMITED

By:	/s/ Mark R. Richards
Name:	Mark R. Richards
Title:	Director

HBGI HOLDINGS LIMITED

By:	/s/ Mark R. Richards
Name:	Mark R. Richards
Title:	Director

BEMROSE SECURITY & PROMOTIONAL PRINTING LIMITED

By:	/s/ Mark R. Richards
Name:	Mark R. Richards
Title:	Director

NEW ENGLAND EXTRUSION INC.

By:	/s/ Mark R. Richards
Name:	Mark R. Richards
Title:	Chairman

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Richards Prokosch
Name:	Richard Prokosch
Title:	Vice President

Schedule A

Guarantors

Paperweight Development Corp.

C&H Packaging Company, Inc.

American Plastics Company, Inc.

Rose Holdings Limited

Bemrose Group Limited

The Henry Booth Group Limited

BemroseBooth Limited

HBGI Holdings Limited

Bemrose Security & Promotional Printing Limited

New England Extrusion Inc.

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